EXHIBIT 12.1

                            NPS PHARMACEUTICALS, INC.

                   COMPUTATION OF RATIO OF EARNINGS AVAILABLE
                             TO COVER FIXED CHARGES

                                 (in thousands)

                                                            Fiscal Year Ended December 31,             Six months ended June 30,
                                          --------------------------------------------------------     ------------------------
Earnings (Loss)                              1998       1999        2000        2001       2002           2002          2003
                                           --------   --------    --------    --------   --------       --------      --------

   Pre-tax loss before adjustments for
     income from equity investees and
     cumulative effect on prior years of
     change in accounting principle        $(17,162)  $(35,654)   $(31,612)   $(51,329)  $(87,127)      $(43,226)     $(94,662)

   Total fixed charges                          240        302         463         399        381            186           438

   Distributed income of equity
     investees                                    -          -           -       1,661        193             87             -
                                           --------   --------    --------    --------   --------       --------      --------

   Total losses before fixed charges       $(16,922)  $(35,352)   $(31,149)   $(49,269)  $(86,553)      $(42,953)     $(94,224)
                                           ========   ========    ========    ========   ========       ========      ========
Fixed Charges

   Interest expense                        $     16   $      4    $     96    $      5          -              -           240
   Assumed interest attributable to
     rentals                                    224        298         367         394        381            186           198
                                           --------   --------    --------    --------   --------       --------      --------

   Total fixed charges                     $    240   $    302    $    463    $    399   $    381       $    186      $    438
                                           ========   ========    ========    ========   ========       ========      ========

Deficiency of earnings available to
   cover fixed charges                     $(17,162)  $(35,654)   $(31,612)   $(49,668)  $(86,934)      $(43,139)     $(94,662)

Ratio of earnings available to cover
   fixed charges                                 --         --          --          --         --             --            --


     For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, and the six month periods ended June 30, 2002 and 2003, our earnings were insufficient to cover fixed charges for those periods by $17,162, $35,654, $31,612, $49,668, $86,934, $43,139 and $94,662, respectively. In calculating the ratio of earnings available to cover fixed charges, "earnings" consist of pre-tax income (loss) before adjustments for income from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest expense and estimated interest included in rental expense.